UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Aquantia Corp.

(Name of Issuer)

Common Stock, par value $0.00001 per share

(Title of Class of Securities)

03842Q108

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Management I, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person OO

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures I-A (Q), L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures I-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures I Affiliates, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures I (Q) Equity Holdings, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person OO

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Management II, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person OO

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II-C, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II-R, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures II Equity Holdings, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person OO

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Equity Management I, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person OO

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Equity Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Equity Fund I-O, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Pinnacle Ventures Equity Fund I Affiliates, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person PN

CUSIP No. 03842Q108	13G

1.	Name of Reporting Person Ken Pelowski
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 157,772*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 157,772*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 157,772*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.45%**
12.	Type of Reporting Person IN

*

Includes 154,425 shares held by the Pelowski/Mirek Living Trust (the “Trust”). Mr. Pelowski is a co-trustee of the Trust and may be deemed to share voting and dispositive power over the shares held by the Trust. Mr. Pelowski disclaims beneficial ownership of all such shares except to the extent of any pecuniary interest therein. Mr. Pelowski also holds 3,347 shares of common stock in his individual capacity.

**

The percentage is calculated based on the Issuer having 34,854,563 shares of common stock outstanding as of October 31, 2018, as reported on the Issuer’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 filed on November 11, 2018.

CUSIP No. 03842Q108	13G

This Amendment No. 1 (the “Amendment”) amends the Schedule 13G (the “Original 13G”) filed with the Securities and Exchange Commission (“SEC”) on February 14, 2018. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13G, as amended. This is the final amendment to the Original 13G and an exit filing with respect to each of the Reporting Persons listed in Item 2(c).

Item 1(a)	Name of Issuer

Aquantia Corp.

Item 1(b)	Address of Issuer’s Principal Executive Offices

105 E. Tasman Drive

San Jose, CA 95134

Item 2(a)	Name of Person Filing

Item 2(b)	Address of Principal Business Office

Item 2(c)	Citizenship

This statement is filed by the following Reporting Persons:

Pinnacle Ventures Management I, L.L.C., a Delaware LLC;

Pinnacle Ventures I-A (Q), L.P., a Delaware limited partnership;

Pinnacle Ventures I-B, L.P., a Delaware limited partnership;

Pinnacle Ventures I Affiliates, L.P., a Delaware limited partnership;

Pinnacle Ventures I (Q) Equity Holdings, L.L.C., a Delaware LLC;

Pinnacle Ventures Management II, L.L.C., a Delaware LLC;

Pinnacle Ventures II-A, L.P., a Delaware limited partnership;

Pinnacle Ventures II-B, L.P., a Delaware limited partnership;

Pinnacle Ventures II-C, L.P., a Delaware limited partnership;

Pinnacle Ventures II-R, L.P., a Delaware limited partnership;

Pinnacle Ventures II Equity Holdings, L.L.C., a Delaware LLC;

Pinnacle Ventures Equity Management I, L.L.C., a Delaware LLC;

Pinnacle Ventures Equity Fund I, L.P., a Delaware limited partnership;

Pinnacle Ventures Equity Fund I-O, L.P., a Delaware limited partnership;

Pinnacle Ventures Equity Fund I Affiliates, L.P., a Delaware limited partnership; and

Ken Pelowski, a United States citizen.

Pinnacle Ventures Management I, L.L.C. is the general partner of Pinnacle Ventures I-A (Q), L.P., Pinnacle Ventures I-B, L.P., Pinnacle Ventures I Affiliates, L.P. and Pinnacle Ventures I (Q) Equity Holdings, L.L.C.

Pinnacle Ventures Management II, L.L.C. is the general partner of Pinnacle Ventures II-A, L.P., Pinnacle Ventures II-B, L.P., Pinnacle Ventures II-C, L.P., Pinnacle Ventures II-R, L.P. and Pinnacle Ventures II Equity Holdings, L.L.C.

CUSIP No. 03842Q108	13G

Pinnacle Ventures Equity Management I, L.L.C. is the general partner of Pinnacle Ventures Equity Fund I, L.P., Pinnacle Ventures Equity Fund I-O, L.P. and Pinnacle Ventures Equity Fund I Affiliates, L.P.

Ken Pelowski is the controlling managing member of Pinnacle Ventures Management I, L.L.C., Pinnacle Ventures Management II, L.L.C. and Pinnacle Ventures Equity Management I, L.L.C.

The principal business address of each Reporting Person is c/o Pinnacle Ventures, 1600 El Camino Real, Suite 250, Menlo Park, CA 94025.

Item 2(d)	Title of Class of Securities

Common Stock, $0.00001 par value

Item 2(e)	CUSIP Number

03842Q108

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4	Ownership

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Pinnacle Ventures Management I, L.L.C.	—	—	—	—	—	0.00%
Pinnacle Ventures I-A (Q), L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures I-B, L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures I Affiliates, L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures I (Q) Equity Holdings, L.L.C.	—	—	—	—	—	0.00%
Pinnacle Ventures Management II, L.L.C.	—	—	—	—	—	0.00%
Pinnacle Ventures II-A, L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures II-B, L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures II-C, L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures II-R, L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures II Equity Holdings, L.L.C.	—	—	—	—	—	0.00%
Pinnacle Ventures Equity Management I, L.L.C.	—	—	—	—	—	0.00%
Pinnacle Ventures Equity Fund I, L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures Equity Fund I-O, L.P.	—	—	—	—	—	0.00%
Pinnacle Ventures Equity Fund I Affiliates, L.P.	—	—	—	—	—	0.00%
Ken Pelowski[1]	157,772	157,772	—	157,772	—	0.45%

[1]

Includes 154,425 shares held by the Pelowski/Mirek Living Trust (the “Trust”). Mr. Pelowski is a co-trustee of the Trust and may be deemed to share voting and dispositive power over the shares held by the Trust. Mr. Pelowski disclaims beneficial ownership of all such shares except to the extent of any pecuniary interest therein. Mr. Pelowski also holds 3,347 shares of common stock in his individual capacity.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

CUSIP No. 03842Q108	13G

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 03842Q108	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 13, 2019	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES I-A (Q), L.P.

	By:	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES I-B, L.P.

	By:	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES I AFFILIATES, L.P.

	By:	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

CUSIP No. 03842Q108	13G

DATED: February 13, 2019	PINNACLE VENTURES I (Q) EQUITY HOLDINGS, L.L.C.

	By:	PINNACLE VENTURES MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES II-A, L.P.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES II-B, L.P.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

CUSIP No. 03842Q108	13G

DATED: February 13, 2019	PINNACLE VENTURES II-C, L.P.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES II-R, L.P.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES II EQUITY HOLDINGS, L.L.C.

	By:	PINNACLE VENTURES MANAGEMENT II, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES EQUITY MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

CUSIP No. 03842Q108	13G

DATED: February 13, 2019	PINNACLE VENTURES EQUITY FUND I, L.P.

	By:	PINNACLE VENTURES EQUITY MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES EQUITY FUND I-O, L.P.

	By:	PINNACLE VENTURES EQUITY MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	PINNACLE VENTURES EQUITY FUND I AFFILIATES, L.P.

	By:	PINNACLE VENTURES EQUITY MANAGEMENT I, L.L.C.

	By:	/s/ Robert N. Savoie
Name: Robert N. Savoie
Title: Chief Operating Officer

DATED: February 13, 2019	/s/ Ken Pelowski
Name: Ken Pelowski

CUSIP No. 03842Q108	13G

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.